EXHIBIT 5.1

August 4, 2016
Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315

Re:	Registration Statement on Form S-1 Filed by Cliffs Natural Resources Inc.
Ladies and Gentlemen:
We have acted as counsel for Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), in connection with the public offering and sale by the Company of up to $345,000,000 in initial aggregate offering price of common shares (the “Shares”), par value $0.125 per share, of the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., acting as representatives of the several underwriters to be named in Schedule 1 thereto.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day